Exhibit 10.11
     LEASE AGREEMENT
(of a Part of the Premises)
Yerevan City
April twelfth two thousand and five
This Lease Agreement is made between “VIASPHERE TECHNOPARK” Closed Joint Stock Company, with its juridical address at Arshakunyats 41, Yerevan , Republic of Armenia, represented by its Authorized Representative Khachatour Khachikyan (Passport No. AB0596300, issued on September 20, 1997, by 005, with residence address at 24 A. Hovhannisyan Street, apt. 9Yerevan, Republic of Armenia, herein the “Lessor” and “SONICS ARMENIA HOLDINGS, INC.” , with its juridical address at 1098 Alta Avenue, Suite 101, Mountain View, California 94043, as represented by its Authorized Representative Edith Khachatourian ( US citizen, Passport No. 054086677, issued by the San Francisco Passport Agency,, on 28.03.1995, temporary residing at 10 Tumanyan Street, apt. 30, Yerevan, Armenia) herein the “Lessee”, on the following subject:
1. Subject of the Agreement
1.1	According to this Agreement the Lessor is obliged to provide the Lessee, for temporary use, with the property defined in paragraph 1.2, for corresponding rental fee.

1.2	The Lessor is obliged to provide the Lessee with a part of the production area located at Arshakunyats 41, Yerevan 375026, Republic of Armenia, according to the space layout part of the 1st floor of administrative building, which occupies 256,3 (two hundred fifty six point three) square meter space, hereinafter the “Premises”, (the floor plan of the premises is attached as Appendix A).

(The entire territory space consists of: buildings — 10952,2 square meter; entrance -159,2 square meter; warehouse — 1002,0 square meter; guard post - 5.6 square meter; fence — 322,0 square meter; rented land — 0,1949 hectare; own land — 1,8148 hectare).

1.3	The Premises belongs to the Lessor by property right, which is evidenced by the following documents: Property Certificate No 982178, issued on 10-07-2003 by “Erebuni” Regional Department of Real Estate Cadastre State Committee at RA Government.

1.4	The Property should be provided to the Lessee within one day after signing this Agreement, under the acceptance and deliver act.

1.5	During the term of this Agreement, income received by the Lessee as result of the Premises use, is the property of the Lessee.

1.6	The Lessor assures that the Premises defined in paragraph 1.2 of this Agreement is not sold; mortgaged; leased or provided for free use or otherwise encumbered; that it is not a subject of court trial, is not under arrest, which is verified by Statement No AA 179686 issued on March 28, 2005 by “Erebuni” Regional Department of Real Estate Cadastre State Committee at RA Government.

1.7	Transfer of property right for the leased Property to another entity is not a ground to terminate or amend this Agreement, except for the case provided under point 12 of this agreement
2. Term and Rent. Lessor leases the Premises for a term of 3 (three) years, commencing on March 31, 2005 (thirty first of March, two thousand five) and terminating on March 31, 2008 (thirty first of March, two thousand eight), or sooner as provided herein.

The Lessee shall pay rent in the amount of 625,000 (six hundred twenty five thousand) Armenian Drams, that includes VAT. per month, payable in advance within the first week of each month for that month’s rental. Upon the execution of this Lease Agreement, Lessee shall pay to Lessor the first month’s rent, plus three months security deposit in the amount of 1,875,000 (one million eight hundred seventy five thousand) Armenian Drams within seven (7) bank days after signing the Lease Agreement. The above-mentioned three-months security deposit shall cover rental fee for three months preceding the Lease termination date. If the time period preceding the Lease termination date is lesser than 3 months or the Lease is terminated by any reason prior to the Lease termination date, then the Lessor shall return to the Lessee the security deposit or the remaining balance thereto within 2 (two) months upon the termination of the Lease.
Lessee shall pay rent in the amount of 750,000 (seven hundred fifty thousand) drams that includes VAT once the number of the Lessee’s employees exceeds 15 persons, commencing on the month following the month when the head count of the Lessee’s employees exceeds 15 persons.
Lessee shall have the right to renew this agreement for an additional term by notifying ninety (90) days prior to the expiration date set forth above. The terms of the extended term shall be as the parties may agree at the time Lessee notifies Lessor of its intention to renew.
3. Use of Premises. Lessee shall use and occupy the Premises for the purposes of the Lessee’s Armenia Branch ( registered on 14.12.2004, Registration No. 273.060.03932, located at 34 Abovyan Street, Suite 7, Yerevan, Armenia) as a general office and production space. The premises shall be used for no other purpose. The lessor has the right to lease the above mentioned Premises for office use. Lessee and its employees and invitees shall adhere to the Rules of Traffic set forth on Exhibit C attached hereto.
4. Care and Maintenance of Premises and Contents. Lessee acknowledges that the premises are in good order and repair, as indicated herein. Lessee is obligated to, at its cost, maintain the Premises and property in good condition, including windows, electrical wiring, plumbing, air conditioning and heating installations and any other property, structures and equipment leased here under Exhibit B. Lessee shall surrender the leased Premises and property at termination hereof, in as same condition as received, normal wear and tear excepted.
Upon notice to Lessee, Lessor shall have the right to, at any time, place property at the Premises, such as systems, equipment, furniture, and other furnishings, owned by Lessor, and at termination hereof, remove the property from the Premises.
Lessor shall be responsible for all repairs, except for those required to the roof, exterior walls, structural foundations, and floor structure, as well as cases set out under point 13 of this agreement.
5. Alterations. Lessees shall not, without first obtaining the written consent of Lessor, make any alterations, additions, or improvements, in, to or about the premises. Construction improvements made by Lessee without the Lessor’s consent which are inseparable from the building shall become the property of Lessor upon termination or expiration of this Lease.
6. Ordinances and Statutes. Lessee shall comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the premises, occasioned by or affecting the use thereof by Lessee.
7. Assignment and Subletting. Lessee shall not assign this lease or sublet any portion of the premises without prior written consent of the Lessor. Any such assignment or subletting without consent shall be void and, at the option of the Lessor, may terminate this lease.
8. Utilities. Lessor shall provide electricity service 24 hours a day at l00kWatt hour, and water service 24 hours a day. . Lessee shall make timely payments for electricity, telephone and other service bills, used by Lessee, directly to the suppliers of corresponding services.
9. Entry and Inspection. Lessee shall permit Lessor or Lessor’s authorized representatives to enter upon the premises at reasonable times and upon reasonable notice, for the purposes of inspecting the same. Lessee shall also permit Lessor at any time within ninety (90) days prior to the expiration of this lease, to place upon the premises any usual “To Let” or “For Lease” signs, and permit persons desiring to lease the same to inspect the premises thereafter.
Lessor shall make reasonable efforts to mitigate any interference with Lessee’s business activities.
10. Indemnification of Lessor. Except in the case of Lessor’s own intention, recklessness or negligence, Lessor shall not be liable for any damage or injury to Lessee, or any other person, or to any property, occurring on the demised premises or any part thereof, and Lessee agrees to hold Lessor harmless from any claim for damages, no matter how caused.
11. Insurance. Lessee, at its expense, shall insure the Property from the damage and destruction with minimum coverage of $200,000.00 (two hundred thousand US Dollars) at the Insurance Company selected by Lessee. The clause may be modified to mutually acceptable terms.
Lessee shall provide Lessor with a Certificate of Insurance showing Lessor as additional insured. The Certificate shall provide for a ten-day written notice to Lessor in the event of cancellation or material change of coverage.
12. Eminent Domain. If the premises or any part thereof or any estate therein, or any other part of the building materially affecting Lessee’s use of the premise, shall be taken by eminent domain, this lease shall terminate on the date when title vests pursuant to such taking. The rent, and any additional rent, shall be apportioned as of the termination date, and any rent paid for any period beyond that date shall be repaid to Lessee within 3 (three) days upon the termination of this agreement. Lessee shall not be entitled to any part of the award for such taking or any payment in lieu thereof, but Lessee may file a claim for any taking of fixtures and improvements owned by Lessee, and for moving expenses.
13. Destruction of Premises. In the event of a partial destruction of the premises during the term hereof, from any cause, Lessor shall forthwith repair the same, provided that such repairs can be made within ninety (90) days under existing governmental laws and regulations, but such partial destruction shall not terminate this lease, except that Lessee shall be entitled to a proportionate reduction of rent while such repairs are being made, based upon the extent to which making the repairs cannot be made within ninety (90) days, Lessor, at his option, may make the same within a reasonable time, this lease continuing in effect with the rent proportionately abated as aforesaid, and in the event that Lessor shall not elect to make such repairs which cannot be made within ninety (90) days, this lease may be terminated at the option of either party.

14. Force Majeure. .
The Parties do not bear liabilities for the non-performance of their obligations under this agreement whether fully or partially, for the period of the delay, if it is resulting from Force Majeure, which occurred after the execution of this agreement and which the Parties could not foresee or prevent. Force Majeure shall mean earthquake, floods, fire, war or other act of civil or military authority, civil disturbance or disobedience, Acts issued by the governmental bodies etc, which disable the performance of the obligations under this agreement.
15. Lessor’s Remedies on Default. If Lessee defaults in the payment of rent, or any additional rent, or defaults in the performance of any of the other covenants or conditions hereof, Lessor may give Lessee notice of such default and if Lessee does not cure any such default within 30 days, after the giving of such notice (or if such other default is of such nature that it cannot be completely cured within such period, if Lessee does not commence such curing within such 30 days and thereafter proceed with reasonable diligence and in good faith to cure such default), then the Lease shall terminate effective on the date immediately following the 30 day cure period. On the date specified in such notice the term of this lease shall terminate, and Lessee shall then quit and surrender the premises to Lessor. If this lease shall have been so terminated by Lessor, Lessor may at any time thereafter resume possession of the premises by any lawful means and remove Lessee or other occupants and their effects. Any failure to enforce any term shall be deemed a waiver.
16. Early Termination. :
The Lease may be terminated early under this agreement and in cases provided by the RA legislation. If Lessee unilaterally terminates this agreement prior to its term within the first year of the Lease term based on the grounds not specified under this agreement and the RA legislation, then it shall be liable for the entire balance of the Lease for the year which exceeds the security deposit provided under Point 2 of the Lease. In other cases, Lessee shall, at its unilateral request, at early termination hereof, give 90 days’ prior notice to Lessor.
17. Attorney’s Fees. In case suit should be brought for recovery of the premises, or for any sum due hereunder, or because of any act which may arise out of the possession of the premises, by either party, the prevailing party shall be entitled to all costs incurred in connection with such action, including reasonable attorney’s fees. Any action brought hereunder shall be commenced in the Courts of the Republic of Armenia, in Yerevan. The Laws and Regulations of the Republic of Armenia shall apply.
18. Notices. Any notice which either party may, or is required to give, shall be in writing to Lessee at the premises and to Lessor at the address shown below , or at such other places as may be designated by the parties from time to time.
19. Heirs, Assigns, Successors. This lease is binding upon and inures to the benefit of the heirs, successors in interest to the parties.
20. Dispute Settlement. Disputes emerged in connection with this Agreement should be settled by mutual agreement, otherwise the settlement will be submitted for investigation by corresponding RA Court.

21. Concluding Provisions.
21.1 All expenses connected with notarization of this Agreement and the state registration of the rights arising from this Agreement are covered by the Lessee.
21.2 The foregoing constitutes the entire agreement between the parties and may be modified only in writing signed by both parties. The following Exhibits, if any, have been made a part of this lease before the parties’ execution hereof.
21.3 This Agreement is made in Armenian, in four copies, which have equal juridical force, one of which is kept in Shengavit Notary office of Yerevan, Republic of Armenia, the remaining copies are handed to the parties at “Erebuni” Regional Department of Real Estate Cadastre State Committee at RA Government for registration within thirty days.
Lessor: “Viasphere Technopark” CJSC
/s/ Khachatour Khachikyan Authorized
Representative
Lessee: “Sonics Armenia Holdings, Inc.” (Armenian Branch Office)
/s/ Edith Khachatourian
Authorized Representative
April twelfth, two thousand and five
This Agreement is ratified by Anahit Minasyan, notary of Shengavit notary region, Yerevan, Republic of Armenia. The parties signed the Agreement in my presence. The identity, authority and title of the persons signing this Agreement, as well as authority and property rights of juridical persons or their representatives are verified.
According to Article 611 of RA Civil Code, rights emerging from this Agreement are subject to registration at “Erebuni” Regional Department of Real Estate Cadastre State Committee at the RA Government

Registered in register 1873

State duty and service fee is charged, according to the RA Laws on “State Duty” and on “Notary”.
Notary

EXHIBIT A
LESSEE PREMISES
Lessee’s premises is located on the first floor of the administrative building.
The floor plan is attached as Attachment A

EXHIBIT B
(Lease Agreement /of a part of Premises/, as of 12.04.05)
Condition of the leased Premises and property in the Premises
1.	Carpet laid on the floor in worn-out condition.

2.	Ceiling in a normal condition with lighting appliances.

3.	Walls painted in good condition.

4.	Tables for computers — 25

5.	Chairs with wheels — 15

6.	Soft chairs — 7

7.	Air conditioners — 8

8.	Windows (double sided and isolated) of aluminum profiles with jalousies — 15

9.	Doors of aluminum profiles

10.	Window-sills; wooden and laminated

11.	Clothes tree; wooden and laminated — 6

12.	Separate electricity supply network with separated WhM.

13.	Toilet in good condition — 1 set (wash basin and closet)

14.	Table for copier — 1

EXHIBIT C
(Lease Agreement /of a party of Premises/, as of 12.04.05)
Rules of entry and exit for the employee and guests of the Lessee
1.	The employee of the Lessee must wear identification badges with photo on the territory of the Lessor.

2.	The temporary visitors of the Lessee (students, etc) must wear temporary identification badges.

3.	For other visitors, the Lessor’s Security Service provides with visitor’s badges as well VIP visitor’s badges.

4.	After 6:00 p.m. on workdays and on non-working days the visitors, who have no identification badges, can enter the territory only upon the receipt of the Lessee’s managerial staff consent by the guards, whose list to be provided to the Lessor separately

5.	The employee of neither the Lessor nor the Lessee has the right to enter the other party’s territory (except the commonly used area of the territory) without having/presenting special permission.

6.	The staff of the Lessee has the right to park their personal cars (no more than 4 units) on the territory of the Lessor 24-hours a day (without any additional payment) on the spots assigned by the Lessor. In some cases the parking spots may be changed upon the request of the Lessor . The owners of the cars (except the General Director ) may not take outsiders into the territory of the Lessor on their cars without appropriate permission.

7.	There shall be no smoking in the Lessee’s Premises.